EXHIBIT 99.2

ADVANCE AUTO PARTS, INC.
DEFERRED STOCK UNIT PLAN
FOR NON-EMPLOYEE DIRECTORS and
SELECTED EXECUTIVES
May 2004

ADVANCE AUTO PARTS, INC.
DEFERRED STOCK UNIT PLAN
FOR NON-EMPLOYEE DIRECTORS and
SELECTED EXECUTIVES

The Advance Auto Parts, Inc. Deferred Stock Unit Plan for Non-Employee Directors and Selected Executives (the “Plan”) is designed to provide an additional mechanism to encourage stock ownership, as well as to provide a vehicle for the deferral of taxable income. The Plan is intended to be an “unfunded” plan maintained for the purpose of providing deferred compensation to non-employee members of the Board of Directors and to a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974. The benefits provided under this Plan are in addition to those made available to select executives under the Advance Auto Parts, Inc. Deferred Compensation Plan.

ARTICLE I:   DEFINITIONS

For the purposes of this Plan, the following words and phrases shall have the meanings as indicated, unless the context clearly indicates otherwise:

Section 1.1 “Account Balance” shall mean the total amount credited to the bookkeeping DSU Accounts in which Deferred Amounts are maintained for a Participant, including earnings thereon.

Section 1.2 “Affiliate” shall mean (i) any Person that directly, or through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company or (ii) any entity in which the Company has a significant equity interest, as determined by the Board.

Section 1.3 “Annual Grant” means the annual grant of Shares awarded to a Director by the Company under the Company’s 2004 Long-Term Incentive Plan (“2004 LTIP”).

Section 1.4 “Base Salary” shall mean the base rate of cash compensation paid by the Company or an Affiliate to or for the benefit of a Participant for services rendered or labor performed while a Participant, including base pay a Participant could have received in cash in lieu of deferrals pursuant to Article II and any other Company deferred compensation arrangements.

Section 1.5 “Base Salary Deferral” shall mean the amount of a Participant’s Base Salary which the Participant elects to have withheld on a tax-deferred basis from his or her Base Salary and credited to his or her DSU Account pursuant to Article II.

Section 1.6 “Beneficiary” shall mean the person that the Participant designates to receive any unpaid portion of the Participant’s Account Balance should the Participant’s death occur before the Participant receives the entire Account Balance. If the Participant does not designate a beneficiary, the Participant’s Beneficiary shall be his or her spouse if the Participant is married at the time of death, or the Participant’s estate if the Participant is unmarried at the time of death.

Section 1.7 “Board” shall mean the Board of Directors of the Company.

Section 1.8 “Bonus” shall mean the amount awarded to a Participant for a Plan Year under any approved incentive plan maintained by the Company.

Section 1.9 “Bonus Deferral” shall mean the amount of a Participant’s Bonus, which the Participant elects to have withheld on a tax-deferred basis from his or her Bonus and credited to his or her DSU Account pursuant to Section 2.3.

Section 1.10 “Change in Control” shall mean the happening of any of the following events:

(i)    An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (an “Entity”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (A) the then outstanding Shares (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (4) any acquisition by any corporation pursuant to a transaction that complies with clauses (A), (B) and (C) of Section 1.11(iii);

(ii)    A change in the composition of the Board on the Plan’s Effective Date such that the individuals who, as of the Effective Date, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this definition, any individual who becomes a member of the Board subsequent to the Effective Date, whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; and provided further, however, that any such individual whose initial assumption of office occurs as a result of or in connection with either an actual or threatened solicitation with respect to the election of directors (as such terms are used in Rule 14a-12(c) of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an Entity other than the Board shall not be so considered as a member of the Incumbent Board;

(iii)    The consummation of a merger, reorganization or consolidation or sale or other disposition of all or substantially all of the assets of the Company (each, a “Corporate Transaction”), excluding however, any Corporate Transaction pursuant to which (A) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation or other Person that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries (a “Parent Company”)) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Entity (other than the Company, any employee benefit plan (or related trust) of the Company, such corporation resulting from such Corporate Transaction or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (A) above is satisfied in connection with the applicable Corporate Transaction, such Parent Company) will beneficially own, directly or indirectly, 25% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors unless such ownership resulted solely from ownership of securities of the Company prior to the Corporate Transaction, and (C) individuals who were members of the Incumbent Board will immediately after the consummation of the Corporate Transaction constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction (or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (A) above is satisfied in connection with the applicable Corporate Transaction, of the Parent Company); or

(iv)    The approval by the stockholders of the Company of the complete liquidation or dissolution of the Company.

Section 1.11 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

Section 1.12 “Company” shall mean Advance Auto Parts, Inc., a Delaware corporation.

Section 1.13 “Compensation” shall mean any remuneration paid to or earned by a Participant, including Base Salary, Bonus and Director’s Compensation.

Section 1.14 “Compensation Committee” of the Board, or any successor to such committee.

Section 1.15 “Deferred Amount” is defined in Section 2.3(a).

Section 1.16 “Deferral Period” is defined in Section 2.3(b).

Section 1.17 “Deferred Stock Unit” or “DSU” shall mean a bookkeeping entry that represents the right to receive one Share at a future date. To the extent the Company pays a dividend, DSUs will include the right to receive Dividend Equivalents, which are credited in the form of additional DSUs.

Section 1.18 “Deferred Stock Unit Account” or “DSU Account” means an account in which Deferred Amounts are valued as if they were invested in Company stock.

Section 1.19 “Director” shall mean a member of the Board, who is not an Employee.

Section 1.20 “Director’s Compensation” means any retainers received by a Director.

Section 1.21 “Disability” shall mean eligibility for disability benefits under the terms of the Company’s Long-Term Disability Plan maintained by the Company.

Section 1.22 “Dividend Equivalents” shall mean an amount equal to the regular cash dividends paid by the Company upon one Share.

Section 1.23 “Effective Date” means May 19, 2004.

Section 1.24 “Eligible Executive” means an Employee who is classified as “exempt” under the Fair Labor Standards Act of 1938, as amended, whose annual base salary equals or exceeds the amount set forth in Code section 414(q) defining a highly compensated employee ($90,000 in 2004), and who meets such other eligibility requirements as the Plan Administrator may determine from time to time.

Section 1.25 “Employee” shall mean any employee of the Company or any Affiliate. Unless otherwise determined by the Plan Administrator in its sole discretion, for purposes of the Plan, an Employee shall be considered to have terminated employment or services and to have ceased to be an Employee if his or her employer ceases to be an Affiliate, even if he or she continues to be employed by such employer.

Section 1.26 “Participant” shall mean a Director, or an Eligible Executive who is selected by the Plan Administrator to participate in the Plan.

Section 1.27 “Participation Agreement” shall mean an agreement filed by a Participant as described in Section 2.3.

Section 1.28 “Person” shall mean any individual, corporation, partnership, association, limited liability company, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

Section 1.29 “Plan” means this Deferred Stock Unit Plan for Non-Employee Directors and Selected Executives, as may be amended from time to time.

Section 1.30 “Plan Administrator” means the Senior Vice President – Human Resources of the Company or any person or entity designated by the Senior Vice President – Human Resources

Section 1.31 “Plan Year” means the 12-month period beginning January 1 and ending December 31.

Section 1.32 “Retirement” shall mean in the case of an Eligible Executive, the individual’s retirement from the Company and all Affiliates after attaining age 55 and age plus continuous years of service totaling 65, and in the case of a Director, the individual’s retirement from Board service.

Section 1.33 “Share” shall mean a share of common stock of the Company, par value $.0001 per share.

Section 1.34 “Termination” shall mean the cessation of a Participant’s services as an Employee for any reason other than Retirement.

ARTICLE II:   ELIGIBILITY AND PARTICIPATION

Section 2.1 Eligibility.

(a)     Each Director shall be immediately eligible to become a Participant in the Plan.

(b)     An Eligible Executive shall be eligible to become a Participant in the Plan for a Plan Year, provided that such Eligible Executive meets the eligibility requirements established by the Plan Administrator for that Plan Year.

Section 2.2 Participation Election.

(a)     All Annual Grants awarded to a Director under the 2004 LTIP shall be deferred and shall be credited to the Director’s DSU account, unless the Plan Administrator in its sole discretion decides otherwise.

(b)     Each Director may, in lieu of the receipt of Director’s Compensation, defer any or all of such Compensation in accordance with this Article II. Each Director who is serving on the Board on the Effective Date may make a deferral election at any time prior to the Effective Date. Any person who subsequently becomes a Director may make a deferral election before the first date on which he or she is entitled to receive Director’s Compensation.

(c)     Each Eligible Executive may, in lieu of the receipt of Compensation, defer any or all of such Compensation in accordance with this Article II. Each Employee who is an Eligible Executive as of the Effective Date may make a deferral election at any time prior to the Effective Date. Any person who subsequently becomes an Eligible Executive may make a deferral election within 30 days after becoming an Eligible Executive.

(d)     A Director or Eligible Executive who does not make a deferral election when first eligible to do so may make a deferral election for any subsequent Plan Year at any time prior to December 1 preceding the first day of such subsequent Plan Year.

(e)     A deferral election shall apply to Compensation payable after the date such election is made and shall be deemed to be continuing and applicable to all Compensation payable in subsequent Plan Years, unless the Participant revokes or modifies such election by filing a new election form before the first day of any subsequent Plan Year as prescribed in subsection (f) below.

(f)     A Participant’s election to defer receipt of Compensation shall continue until the date on which such Participant ceases to be an Eligible Executive or Director, as the case may be, or, until he or she terminates or modifies such election by written notice delivered to the Plan Administrator. Any such notice terminating or modifying an election to defer compensation shall be effective as of the end of the Plan Year in which such notice of termination or modification is delivered.

(g)     Each Participant shall remain a Participant under the Plan until all amounts credited to the Participant’s Account Balance have been distributed to the Participant or the Participant’s Beneficiary.

Section 2.3 Participation Agreements. A deferral election under the Plan shall be made by completing a Participation Agreement and submitting such to the Plan Administrator or its delegate in a timely manner. Each Participation Agreement shall set forth:

(a)     The amount of Compensation for the Plan Year or performance period to which the Participation Agreement relates that is to be deferred under the Plan (the “Deferred Amount”), expressed as a percentage of Compensation for such Plan Year or performance period; provided, that minimum and maximum Deferred Amounts for any Plan Year or performance period shall be set by the Plan Administrator;

(b)     The period after which payment of the Deferred Amount is to be made or begin to be made (the “Deferral Period”), which shall be the earlier of (A) a number of full years, not less than three, and (B) the period ending upon the Participant’s Retirement or earlier Termination of employment or Board services, as applicable; and

(c)     The form in which payments are to be made, which may be a lump sum or in substantially equal annual installments over a period of up to 10 years.

ARTICLE III:   DEFERRED STOCK UNIT ACCOUNTS

Section 3.1 DSU Accounts.

(a)     Separate DSU Accounts shall be maintained for each Participant. The Company shall credit, to the applicable DSU Accounts, an amount equal to that portion of Compensation that the Participant has elected to defer under the Plan. More than one DSU Account may be maintained for a Participant as necessary to reflect separate Participation Agreements specifying different Deferral Periods and/or forms of payment.

(b)     A Participant’s DSU Account(s) shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to this Plan, and shall not constitute or be treated as a trust fund of any kind.

(c)     The DSU Account will be credited with the number of DSUs calculated to the nearest thousandth of a DSU, determined by dividing the Deferred Amount on the date of deferral by the closing market price of the Company’s common stock as reported on the Consolidated Tape of the New York Stock Exchange listed shares on such date of deferral.

Section 3.2 Dividend Equivalent Credits. To the extent the Company pays dividends, on each dividend payment date, a Participant’s DSU Account will be credited with Dividend Equivalents in additional DSUs determined by multiplying the number of DSUs in the Participant’s DSU Account on the related dividend record date by any per share cash dividends declared by the Company on its own common stock and dividing the product by the closing market price of the Company’s common stock as reported on the Consolidated Tape of the New York Stock Exchange listed shares on such dividend payment date,. At the Plan Administrator’s discretion, the DSU Accounts may also be credited with DSUs by multiplying the number of DSUs in a Participant’s DSU Account by any stock dividends declared by the Company on its common stock, unless the DSU Accounts are adjusted pursuant to Section 3.3

Section 3.3 Capital Adjustments. The number of DSUs in a Participant’s DSU Account shall be adjusted, as the Board or Compensation Committee deems appropriate, to reflect stock dividends, stock splits, reclassifications, spinoffs, and other extraordinary distributions, as if those DSUs were actual Shares.

Section 3.4 Vesting of DSU Account. A Participant shall be 100% vested in his/her DSU Accounts at all times.

Section 3.5 Statement of Accounts. The Plan Administrator shall submit to each Participant annual statements of his/her DSU Account(s), in such form as the Plan Administrator deems desirable.

Section 3.6 Hypothetical Nature of Accounts and Investments. Each DSU Account established under this Article III shall be maintained for bookkeeping purposes only. Neither the Plan nor any of the DSU Accounts established under the Plan shall hold any actual funds or assets. The DSU Accounts established hereunder shall be used solely to determine the amounts to be paid hereunder, shall not be or represent an equity security of the Company, shall not be convertible into or otherwise entitle a Participant to acquire an equity security of the Company and shall not carry any voting rights.

ARTICLE IV:   PAYMENT PROCEDURES

Section 4.1 Form of Payment. All payments to a Participant (or to a Participant’s Beneficiary) with respect to the Participant’s DSU Account shall be paid in Shares, unless the Company determines to pay such amounts in cash. Fractional Shares shall be rounded down, and thus shall not be transferred to a Participant. In the case of a final payment under the Plan with respect to a Participant, the value of any fractions remaining in the Participant’s DSU Account shall be provided to the Participant (or, after the Participant’s death, to the Participant’s Beneficiary) in cash. If Shares are not traded on The New York Stock Exchange on any day on which a payment of Shares is to be made under the Plan, then that payment shall be made on the next day on which Shares are traded on the New York Stock Exchange. Shares paid from this Plan will be drawn from shareholder-approved stock incentive plans.

Section 4.2 Retirement. Subject to Section 4.1, if a Participant has elected to have the balance of his/her DSU Account distributed upon Retirement, the Account Balance of the Participant’s DSU Account shall be distributed in installments or in a lump sum in accordance with the Plan and as elected in the Participation Agreement. Such distributions shall be made or commence within 60 days following the Plan Year of the Participant’s Retirement, or as soon thereafter as is administratively practicable.

Section 4.3 In-Service Distributions. Subject to Section 4.1 and Section 2.3(b), if a Participant has elected to defer Compensation under the Plan for a stated number of years, the Account Balance of the Participant shall be distributed in installments or a lump sum in accordance with the Plan and as elected in the Participation Agreement. Such distributions shall commence within 60 days after the end of the Plan Year in which falls the expiration of the stated number of years, or as soon thereafter as is administratively practicable.

Section 4.4 Other Than Retirement or In-Service Distributions. Notwithstanding the provisions of Section 4.2 and Section 4.3 hereof and any Participation Agreement, if a Participant dies, has a Termination of employment or Disability prior to Retirement and prior to receiving full payment of his/her DSU Account(s), the Company shall pay the remaining balance to the Participant or the Participant’s Beneficiary or Beneficiaries (as the case may be) in a lump sum in Shares only as soon as practicable following the occurrence of such event, unless the Plan Administrator in its sole discretion determines otherwise.

Section 4.5 Payment of Director Annual Grant Deferrals. Notwithstanding the foregoing, amounts in a Director’s DSU Account that are attributable to deferrals of Annual Grants shall be paid to the Director in a lump sum within 90 days after the date of the Director’s Retirement from the service of the Board.

Section 4.6 Taxes. The Company will have fully satisfied its obligation to make any payment due under this Plan if it makes such payment net of any required federal, state or local tax withholdings. To the extent withholding is required prior to actual payment hereunder, withholding of any such taxes may be made from the Participant’s Deferral Amounts, as and when deferred or thereafter, or from any other compensation then being paid to the Participant by the Company.

ARTICLE V:   ADMINISTRATIVE PROCEDURES

Section 5.1 General. The Plan shall be administered by the Plan Administrator. The Plan Administrator shall establish such procedures and rules, in its sole discretion, as it deems appropriate regarding the timing of deferral elections, the time period for deferral, the maximum number of annual installment payments, statements of Account Balances, the time and manner of payment of Account Balances, and other administrative items for this Plan.

Section 5.2 Plan Interpretation. The Plan Administrator shall have the authority and responsibility to interpret and construe the Plan and to decide all questions arising thereunder, including without limitation, questions of eligibility for participation, limits on Deferred Amounts, the amount of Account Balances, and the timing of the distribution thereof, and shall have the authority to deviate from the literal terms of the Plan to the extent the Plan Administrator shall determine, in its sole discretion, to be necessary or appropriate to operate the Plan in compliance with the provisions of applicable law. The Plan Administrator’s determination on any and all questions arising out of the interpretation or administration of the Plan shall be final, conclusive and binding on all parties.

Section 5.3 Responsibilities and Reports. The Plan Administrator may, pursuant to a written instruction, name other persons to carry out specific responsibilities. The Plan Administrator shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports that are furnished by any accountant, controller, counsel, or other person who is employed or engaged for such purposes.

ARTICLE VI:   CLAIMS PROCEDURE

Section 6.1 Denial of Claim for Benefits. Any denial by the Plan Administrator of any claim for benefits under the Plan by a Participant or Beneficiary shall be stated in writing by the Plan Administrator and delivered or mailed to the Participant or Beneficiary. The Plan Administrator shall furnish the claimant with notice of the decision not later than 90 days after receipt of the claim, unless special circumstances require an extension of time for processing the claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. In no event shall such extension exceed a period of 90 days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the final decision. The notice of the Plan Administrator’s decision shall be written in a manner calculated to be understood by the claimant and shall (i) set forth the reasons for the denial, (ii) make reference to pertinent Plan provisions, (iii) describe any additional material or information which may be necessary and why, and (iv) explain the appeal procedure set forth in Section 6.2 below.

Section 6.2 Appeal of Denial. The claimant shall have 60 days after receipt of written notification of denial of his or her claim in which to file a written appeal with the Plan Administrator. As a part of any such appeal, the claimant may submit issues and comments in writing and shall, on request, be afforded an opportunity to review any documents pertinent to the perfection of his or her claim. The Plan Administrator’s decision on review shall be in written or electronic form and shall (a) set forth the reasons for the decision, and (b) make reference to pertinent Plan provisions, and, in the case of the claim of a Participant who is an employee or former employee or a beneficiary of such a Participant (c) inform the claimant that they are entitled to receive reasonable access to any information relevant to their claim for benefits, and (d) inform the claimant of his or her right to bring an action under section 502(a) of the Employee Retirement Income Security Act of 1974. The Plan Administrator shall render a decision on review of a claim not later than 60 days after receipt of a request for review; provided that if the Plan Administrator determines that special circumstances (such as a hearing) require an extension of time for processing the request, the Plan Administrator will furnish the claimant with written or electronic notice describing the special circumstances and the date by which the Plan Administrator expects the claim to be determined on review, and its decision on review shall then be rendered not later than 120 days after receipt of the request for review.

ARTICLE VII:   FUNDING

Section 7.1 Funding. The Company shall not segregate or hold separately from its general assets any amounts credited to the DSU Accounts for Participants, and shall be under no obligation whatsoever to fund in advance any amounts under the Plan.

Section 7.2 Insolvency. In the event that the Company becomes insolvent, all Participants and Beneficiaries shall be treated as general, unsecured creditors of the Company with respect to any amounts credited to the DSU Accounts.

ARTICLE VIII:   AMENDMENT AND TERMINATION

Section 8.1 The Company reserves the right to amend or terminate the Plan at any time by action of the Board or the Compensation Committee thereof. Notwithstanding the foregoing, no such amendment or termination shall reduce any Participant’s Account Balance as of the date of such amendment or termination. If the Plan is terminated in accordance with this Section, the terms of the Plan as in effect immediately before termination shall determine the right to payment in respect of any amounts that remain credited to a Participant’s DSU Account upon termination. Upon a complete termination of the Plan, all Account Balances may be immediately distributed or may be paid out in accordance with Participant’s deferral elections at the discretion of the Board or the Compensation Committee thereof.

ARTICLE IX:   CHANGE IN CONTROL

Section 9.1 Provisions. Notwithstanding anything contained in the Plan to the contrary, the provisions of this Article IX shall govern and supersede any inconsistent terms or provisions of the Plan.

Section 9.2 Impact of Change in Control. Upon a Change in Control, as defined in this Plan (i) any applicable deferral limitations or other restrictions on the Account Balances of each Participant shall lapse, and (ii) Account Balances in any DSU Account will be distributed, and the Shares of Company stock so distributed shall be deemed to have been outstanding immediately prior to such Change in Control.

ARTICLE X: MISCELLANEOUS

Section 10.1 No Employment Contract. The establishment or existence of the Plan does not constitute a contract of employment and shall not confer upon any individual the right to be continued as a Director.

Section 10.2 No Stockholder Rights Conferred. Nothing contained in the Plan will confer upon any Participant or Beneficiary any rights of a stockholder of the Company, unless and until Shares are in fact issued or transferred to such Participant or Beneficiary in accordance with Article IV.

Section 10.3 Nonassignability. Except as specifically set forth in the Plan with respect to the designation of Beneficiaries, neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

Section 10.4 Inability to Locate Participants and Beneficiaries. Each Participant and Beneficiary entitled to receive a payment under the Plan shall keep the Plan Administrator advised of his or her current address. If the Plan Administrator is unable for a period of 24 months to locate a Participant or Beneficiary to whom a payment is due under the Plan, commencing with the first day of the month as of which such payment first becomes due, the total amount payable to such Participant or Beneficiary shall be forfeited. Should such a Participant or Beneficiary subsequently contact the Plan Administrator requesting payment, the Company shall, upon receipt of all documents and other information that it might request in connection with the payment, restore and pay the forfeited payment in a lump sum, the value of which shall not be adjusted to reflect any interest or other type of investment earnings or gains for the period of forfeiture.

Section 10.5 Validity and Severability. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.6 Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, to the extent not preempted by federal law.

Section 10.7 Withholding. The Company shall withhold from any benefits payable under the Plan all federal, state and local income taxes or other taxes required to be withheld pursuant to applicable law.

Section 10.8 Underlying Incentive Plans and Programs. Nothing in this Plan shall prevent the Company from modifying, amending or terminating the compensation or the incentive plans and programs pursuant to which cash awards are earned and which are deferred under this Plan.

Section 10.9 Construction of Terms. For purposes of the Plan, the singular shall include the plural, and vice versa and the masculine shall include the feminine.

Section 10.10 Binding Upon Successors. The liabilities under the Plan shall be binding upon any successor, assign or purchaser of the Company or any purchaser of substantially all of the assets of the Company.

Section 10.11 Trust Arrangement. All benefits under the Plan represent an unsecured promise to pay by the Company. The Plan shall be unfunded and the benefits hereunder shall be paid only from the general assets of the Company resulting in the Participants having no greater rights than the Company’s other general creditors. Nothing herein shall prevent or prohibit the Company from establishing a trust or other arrangement for the purpose of providing for the payment of the benefits payable under the Plan.